MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH DEVELOPING CAPITAL MARKETS FOCUS FUND

SERIES #16

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/12/01	Embraer Aircraft ADR	$334,540.	$577,173,926.4	Morgan Stanley
		$	$
		$	$